Exhibit 99.2

Premier Inc. to Participate in the 39th Annual J.P. Morgan

Virtual Healthcare Conference on January 12, 2021

CHARLOTTE, NC, Jan. 6, 2021 – Premier Inc. (NASDAQ: PINC), a leading healthcare improvement company, announced today that members of its management team are scheduled to participate in a presentation and fireside chat at the 39th Annual J.P. Morgan Virtual Healthcare Conference on Jan. 12, 2021 at 2:00 p.m. ET.

Links to the live audio webcast, as well as replays of these events, will be available on the company’s website at Events Link. Replays of the webcasts will be available following the conclusion of the live broadcasts.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,100 U.S. hospitals and health systems and approximately 200,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube and Instagram for more information about the company.

Contacts:

Investor contact:	Media contact:
Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com